Exhibit 15.1

Date:  July 21, 2004

Tower Semiconductor Ltd.

Migdal Ha'emek

Israel
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We have made a review, in accordance with standards established by the Institute of Certified Public Accountants in Israel, of the unaudited interim consolidated financial statements of Tower Semiconductor Ltd. (the "Company") and its subsidiary for the six-month and three-month periods ended June 30, 2004, as indicated in our report dated July 21, 2004; because we did not perform an audit, we expressed no opinion on such interim financial statements.

We are aware that our report relating to the Company's unaudited interim consolidated financial statements for the six-month and three-month periods ended June 30, 2004 is incorporated by reference to the Registration Statement (Form S-8) pertaining to the Company's Employee Share Option Plan 2004 and the registration of 2,071,578 ordinary shares of the Company.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a "part" of the Registration Statement prepared or certified by an accountant, or a "report" prepared or certified by an accountant, within the meaning of Sections 7 and 11 of that Act.


/s/ Brightman Almagor & Co.

Certified Public Accountants

A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel